Exhibit 16.1

May 4, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 4, 2018, of Aberdeen Global Dynamic Dividend Fund (formerly Alpine Global Dynamic Dividend Fund), and are in agreement with the statements contained in the first sentence of the first paragraph, as well as the second, third and fourth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP